Exhibit 99.1
San Juan Basin Royalty Trust
TexasBank, Trustee
2525 Ridgmar Boulevard Suite 100
Fort Worth, Texas 76116
NEWS RELEASE
San Juan Basin Royalty Trust
Declares Monthly Cash Distribution
     FORT WORTH, Texas, December 19, 2005 — TexasBank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $19,058,303.80 or $0.408899 per unit, based principally upon production during the month of October 2005. The distribution is payable January 17, 2006, to unit holders of record as of December 30, 2005.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 3,435,260 Mcf (3,697,381 MMBtu). Dividing revenues by production volume yielded an average gas price for October 2005 of $9.37 per Mcf ($8.71 per MMBtu) as compared to $8.02 per Mcf ($7.49 per MMBtu) for September 2005. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $1,893,168. Lease operating expense was $1,637,365 and taxes were $3,318,997.
     Certain of the Underlying Properties are operated by Burlington Resources Oil & Gas Company LP (“BROG”). ConocoPhillips and Burlington Resources, Inc. have recently announced that ConocoPhillips plans to acquire Burlington Resources, Inc. BROG is among the principal subsidiaries of Burlington Resources, Inc.

Contact:	San Juan Basin Royalty Trust
Lee Ann Anderson, Vice President and Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
Fax: (817) 735-0936

Website: www.sjbrt.com
E-mail: sjt@texasbank.com